Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

Between

UNITED TRUST FUND LIMITED PARTNERSHIP,

as Purchaser,

and

THE DELAWARE COUNTY BANK AND TRUST COMPANY

as Seller,

Dated August 28, 2015

EXHIBIT A—Articles of Organization

EXHIBIT B—Written Declaration

EXHIBIT C—Lease Agreement

EXHIBIT D—Legal Description

EXHIBIT E—Basic Rent

EXHIBIT F—Form of Amendment

EXHIBIT G—Form of Assignment

SCHEDULE I—Severable Property

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of the 28th day of August, 2015 (the “Effective Date”) by and between UNITED TRUST FUND LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”), THE DELAWARE COUNTY BANK AND TRUST COMPANY, a banking corporation chartered in the State of Ohio (“Seller”).

PRELIMINARY STATEMENTS

WHEREAS, Seller is the sole member of 110 Riverbend, LLC, a limited liability company organized under the laws of the State of Ohio (the “Company”) pursuant to that certain Articles of Organization of the Company filed with the Office of the Secretary of State of Ohio on July 13, 2015. A true, correct and complete copy of such Articles of Organization is attached hereto as Exhibit “A”; and

WHEREAS, the Company is governed by that certain Member’s Written Declaration of 110 Riverbend, LLC, dated July 17, 2015 (the “Written Declaration”). A true, correct and complete copy of the Written Declaration is attached hereto as Exhibit “B”; and

WHEREAS, Seller is the owner of an interest representing 100% of the ownership of the Company (the “Membership Interest”) as described in the Written Declaration;

WHEREAS, as of the Effective Date, the Company is the fee simple owner of the Premises (as defined in Section 1 below); and

WHEREAS, the Company, as lessor, and the Seller, as lessee (“Lessee”) will execute a Lease Agreement, which is in the form attached hereto as Exhibit “C” (the “Lease”), at or prior to Closing; and

WHEREAS, upon and subject to the terms and provisions of this Agreement, Seller shall transfer and Purchaser shall acquire the Membership Interest in the Company;

AGREEMENT

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto do hereby mutually covenant and agree as follows:

Section 1. Agreement To Purchase. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, for the Purchase Price (as defined in Section 2 hereof) and other good and valuable consideration, and subject to and upon each and every of the terms and conditions hereinafter set forth, the Membership Interest. At Closing, the Company shall own the following-described property (all of which are collectively referred to as the “Premises”):

(a)          fee simple interest in the approximately 5.44 acre parcel of land located at 110 Riverbend Avenue, Lewis Center, Ohio more particularly described on Exhibit “D” attached to this Agreement and made part of this Agreement (the “Land”);

(b)          all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land and any and all existing plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the building, but excluding Severable Property as set forth on Schedule I hereto (the “Improvements”); and

(c)          all easements, rights-of-way, appurtenances and other rights and benefits thereunto belonging, all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting the Land, any award hereafter made to or to be made in lieu thereof, and any award hereafter made for damage to the Land or any part thereof by reason of a change of grade in any street, alley, road or avenue, as aforesaid (all of the foregoing being included within the term “Land”).

The Premises together with the Membership Interest shall be collectively referred to as the “Property”.

Section 2. Purchase Price. The purchase price to be paid to Seller for the Membership Interest shall be Eight Million Two Hundred Thirty Thousand Dollars ($8,230,000) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser by bank wire of same day funds as follows:

(a)          Fifty Thousand Dollars ($50,000) (the “Initial Deposit”) shall be paid upon the execution and delivery of this Agreement to Fidelity National Title Insurance Company, National Commercial Services, 4111 Executive Parkway, Suite 304, Westerville, OH 43081, Attention: Angela Rice, Assistant Vice President & Escrow Officer (“Escrow Agent”);

(b)          One Hundred Thousand Dollars ($100,000)(the “Additional Deposit”)(the Initial Deposit and, if paid pursuant to the terms of this Agreement, the Additional Deposit together with all interest earned thereon shall be collectively referred to herein as the “Earnest Money”) shall be paid to the Escrow Agent within three (3) business days of the expiration of the Due Diligence Period (as defined in Section 4 of this Agreement). Upon expiration of the Due Diligence Period, the Earnest Money shall be deemed to be non-refundable except as may be otherwise expressly set forth in this Agreement. The Earnest Money will be placed in an interest-bearing account in an insured money market fund account for the benefit of Purchaser, to be dealt with as provided in subsection 14(a) of this Agreement; and

(c)          At Closing the balance of the Purchase Price shall be deposited with the Escrow Agent and shall be paid to Seller.

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Section 3. Lease/Rent. At Closing (as defined in Section 6 hereof) the Premises shall be leased by the Company, as lessor, to Seller, as lessee, pursuant to the Lease Agreement (as defined in Section 7(a)(ii) hereof) and the annual rent thereunder (the “Basic Rent”) shall be as is set forth on Exhibit “E” attached hereto.

Section 4. Due Diligence Materials.

(a)          Notwithstanding any provision contained herein to the contrary, the Agreement is expressly contingent upon Seller obtaining all regulatory approvals as may be required for the consummation of the transaction contemplated by this Agreement (the “Regulatory Approvals”). Seller will have a period of time commencing upon the Effective Date and ending on such date that is forty-five (45) days after the Effective Date (the “Notice Due Date”) to deliver to Purchaser a written notice (the “Regulatory Approvals Notice”) indicating that Seller has obtained any and all necessary or appropriate Regulatory Approvals, if any, for the consummation of the transactions contemplated by this Agreement and that the condition, which is contained in this Section 4(a), has been satisfied. In the event that Seller does not deliver the Regulatory Approvals Notice within two (2) business days following the Notice Due Date, then this Agreement will terminate, the Earnest Money will be returned to Purchaser, Seller shall pay the Transaction Costs that Seller is responsible for pursuant to Section 16 hereof and, except as otherwise set forth herein, the parties will have no further obligations to each other.

(b)          With reasonable promptness, Seller, at Seller’s expense, shall deliver to Purchaser the following items which comply with the requirements set forth herein:

(i)          any survey(s), map(s) and/or plat(s) of the Land currently in the possession or control of Seller;

(ii)         any existing title insurance policies insuring title to the Land for the benefit of Seller or a lender to Seller in the possession or control of Seller;

(iii)        any existing “as-built” plans and specifications in the possession or control of Seller;

(iv)        copies of any existing leases, if any, between Seller or the Company and tenants of the Premises (the “Subleases”); and

(v)         any copies of the certificate(s) of occupancy to related to the buildings on the Land in the possession or control of Seller.

Purchaser acknowledges that any of the information provided pursuant to this Section 4(b) was obtained from a variety of sources and Seller has not made any independent investigation or verification of such information; and, except as specifically set forth in this Agreement or in the deed, Seller does not make any representations as to the accuracy or completeness of such information.

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(c)          Following the delivery of the Regulatory Approvals Notice, Purchaser shall promptly begin the selection process for qualified professionals, and after obtaining Seller’s written approval with respect to the providers and cost thereof, Purchaser shall promptly obtain the following items:

(i)          a certified ALTA/ACSM “as built” survey (the “Survey”) of the Premises, together with six (6) copies thereof, in form and substance reasonably satisfactory to Purchaser and prepared by The Matthews Company, showing the Premises separately by metes and bounds and showing, without limitation, the location of all existing buildings and dimensions thereof and all set-back lines, all improvements and parking areas (including the number of parking spaces therein) and the location thereof and the extent of any and all existing utility and other easements on the Premises which are shown on the title commitment or are visible from the surface;

(ii)         an owner’s title insurance commitment and copies of all title exception documents referenced therein (collectively, the “Commitment”) with respect to the Premises issued by Escrow Agent for an ALTA 2006 Form policy with extended coverage and such endorsements as requested by Purchaser bearing a date subsequent to the Effective Date;

(iii)        a current complete Phase I environmental site assessment of the Premises (the “Environmental Audit”), which is in a form and substance reasonably acceptable to Purchaser and conducted by an environmental inspection company acceptable to Purchaser;

(iv)        a current property condition assessment of the Premises (the “Engineering Report”), which is in a form and substance reasonably acceptable to Purchaser and prepared by an engineering company acceptable to Purchaser;

(v)         a current zoning report (the “Zoning Report”) for the Premises, which is in a form and substance reasonably acceptable to Purchaser and prepared by IVI Due Diligence Services, Inc.; and

(vi)        a current MAI appraisal in form and substance reasonably satisfactory to Purchaser (the “Appraisal”), prepared by an appraiser acceptable to Purchaser.

The materials referred to in Sections 4(b) and 4(c) are hereinafter collectively referred to as the “Due Diligence Materials.” Seller shall not unreasonably withhold, condition or delay its approval of the providers and costs of any of the Due Diligence Materials referenced in Section 4(c). Notwithstanding any of the foregoing, if Seller shall fail to provide its approval or refusal to consent with respect to a request for approval within four (4) business days after Seller’s receipt of such request, Seller shall be deemed to have consented to the provider and cost of such Due Diligence Materials.

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The date upon which the last of the Due Diligence Materials in form reasonably acceptable to Purchaser are delivered to Purchaser is referred to herein as the “Delivery Date.” Purchaser shall promptly deliver written notice to Seller of the Delivery Date upon receipt of the last of the Due Diligence Materials. Notwithstanding the foregoing, the Delivery Date shall be no later than such date that is thirty (30) days after Seller has approved or has been deemed to have approved the last of the providers and costs of any of the Due Diligence Materials referenced in Section 4(c).

Purchaser shall have until such date that is thirty (30) days after the Delivery Date (the “Due Diligence Period”) within which to object in writing to the substantive matters reflected in the Due Diligence Materials. If Purchaser shall timely provide Seller with any such objection, Seller shall within fifteen (15) days thereafter (the “Cure Period”) (i) remove or cure any such matters to which Purchaser has objected or (ii) enter into an agreement in form and substance reasonably acceptable to Purchaser to remove or cure such matters prior to Closing and proceed to Closing. If Seller shall fail to remove or cure, or agree to remove or cure, such matters to which Purchaser has objected within such Cure Period or if in the judgment of Purchaser such matters cannot be cured or if any title defect appears between the expiration of the Due Diligence Period and Closing, then Purchaser shall have the right to proceed to waive such objections or title defect and proceed to Closing (without any adjustment to the Purchase Price) or terminate this Agreement by delivering a written termination notice within five (5) business days after the expiration of the Cure Period. In the event of such termination the Earnest Money shall be returned to Purchaser and neither party shall have any further obligation under this Agreement except as specifically set forth herein.

Section 5. Inspection; Due Diligence. During the term of this Agreement, Purchaser or its agents shall be permitted access to the Premises upon reasonable notice so long as Purchaser shall not interfere with the operations of Seller. Purchaser shall have until the expiration of the Due Diligence Period to inspect the Premises and perform whatever investigations, tests and inspections Purchaser deems reasonably appropriate. Seller shall cooperate with Purchaser’s due diligence review and shall make available to Purchaser, upon reasonable notice and during business hours, all books and records concerning the operation and maintenance of the Premises. Upon Purchaser’s request for specific information, Seller shall also make available to Purchaser (i) all public information concerning Seller’s general business affairs and (ii) financial information which would comply with Securities and Exchange Commission requirements for reporting by a public company for the most recent annual and quarterly fiscal periods of Seller. Prior to the expiration of the Due Diligence Period, Purchaser shall have the right to terminate this Agreement if Purchaser’s due diligence reveals any matters which would make the Premises or the transaction contemplated by this Agreement unacceptable to Purchaser in Purchaser’s sole discretion.

Notwithstanding anything herein to the contrary, Seller shall have the right to reasonably regulate all access to the Premises permitted under this Agreement. Purchaser shall give Seller at least one (1) business day prior written notice of its intention to conduct any such inspections or surveys, and Seller reserves the right to have a representative present to monitor Purchaser’s activities on the Premises. The scope of any proposed intrusive or invasive surveys or inspections shall be subject to Seller’s prior consent, which may not be unreasonably withheld, conditioned or delayed. .

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As a condition to permitting any inspection or survey under this Agreement, Purchaser shall provide reasonable evidence to Seller that Purchaser (and, if applicable, Purchaser’s agents and representatives) has in force liability and worker’s compensation insurance with coverage of not less than One Million Dollars ($1,000,000.00) to protect Seller against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and expenses) which may occur as a result of any activity of Purchaser or Purchaser’s representatives on or around the Premises. This insurance requirement shall not limit or release Purchaser’s indemnification obligations contained within this Agreement. Purchaser shall not perform any borings or invasive testing at the Premises without the prior written consent of Seller, which may not be unreasonably withheld, conditioned or delayed. If Purchaser or its representatives undertake any borings or other disturbance of the soil, the soil shall be re-compacted to its condition immediately prior to any such borings or other disturbance. Purchaser shall obtain at its own expense a certificate from a licensed soils engineer that certifies that such disturbance has been re-compacted to such condition.

Purchaser agrees (which agreement shall survive Closing or expiration or earlier termination of this Agreement) to indemnify, defend, and hold harmless Seller and its employees, representatives, consultants, affiliates, agents, and other related personnel from any and all loss, injury, damage, claim, lien, obligation, damages, lawsuits, deficiencies, claims, demands, liabilities, cost or expense, reasonable attorney’s fees and costs (including reasonable attorneys’ fees, expert fees and court costs whether or not arising out of third party claims), or action (including without limitation causes of action based on statutory or common law) arising out of (a) any inspection or survey conducted by Purchaser (or Purchaser’s agents or representatives) pursuant to this Agreement or (b) any negligent or wrongful act or omission of Purchaser (or Purchaser’s agents or representatives) relating to or arising from Purchaser’s (or Purchaser’s agents or representatives) inspection of, or presence on, the Premises (the “Losses”); provided that Purchaser shall have no obligation to indemnify Seller for Losses arising from: (i) pre existing conditions except to the extent that Purchaser’s inspections are responsible for exacerbating such pre existing condition, (ii) the discovery by Purchaser or its agents, consultants or contractors of any hazardous materials or adverse conditions on the Premises, (iii) the gross negligence or willful misconduct of the Seller, or Seller’s employees, agents, consultants, contractors or subcontractors; (iv) the release or spread of any hazardous materials which are discovered (but not deposited) on or under the Premises by Purchaser or its agents, consultants or contractors unless such release or spread is caused by the negligence or willful misconduct of Purchaser or its agents, consultants or contractors after such discovery; (v) any diminution in value in the Premises not caused by Purchaser (or Purchaser’s agents, consultants, contractors, or representatives) arising from or relating to matters discovered by Purchaser and its agents, consultants or contractors during their testing and investigations of the Premises; or (vi) any latent defects in the Premises discovered but not caused by Purchaser or Purchaser’s agents, consultants, contractors, or representatives.

Section 6. Closing. Subject to the provisions of Section 7 of this Agreement the closing of the purchase and sale transaction contemplated by this Agreement (the “Closing”) shall occur not later than twenty-five (25) days after the expiration of the Due Diligence Period (the “Closing Date”). The Closing shall occur on the Closing Date at 10:00 a.m. in the offices of the Escrow Agent unless another place of Closing is mutually agreed to by Seller and Purchaser.

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At the Closing, and as a condition of Purchaser’s obligation to close, the Company shall own the Premises free and clear of any and all liens, encumbrances, tenancies, leases, covenants, conditions and restrictions (collectively, “Encumbrances”) except for the following (collectively, the “Permitted Encumbrances”): (a) any exceptions as may be approved in writing by Purchaser; (b) subject to the other parties' obligations hereunder, the lien of real estate taxes and assessments not yet due and owing; (c) all applicable zoning and building laws, ordinances and regulations (provided that this shall not include any existing violations thereof); (d) all easements and encumbrances not objected to by Purchaser or otherwise expressly assumed by Purchaser and contemplated by this Agreement; and (e) all Subleases (provided that, such Subleases shall be subordinated to the Lease Agreement as required pursuant to Section 7(a)(xi) below). Seller shall not without the written consent of Purchaser (which consent (i) shall not be unreasonably delayed or withheld prior to the expiration of the Due Diligence Period and (ii) may be withheld, in Purchaser’s sole discretion, after the expiration of the Due Diligence Period), (i) grant or amend any easement, tenancy, security interest, covenant or encumbrance of any kind in, to or affecting the Premises to any person for the duration of this Agreement or (ii) materially modify or alter the Premises or construct any improvements thereon, or cause or allow the same to be done by any third party.

Notwithstanding any of the foregoing, Seller, at Seller’s expense, shall be obligated (a) to cause any delinquent real property taxes for the Premises to be paid at or prior to Closing, (b) to cause the release of any monetary judgments of record levied against the Premises at or prior to Closing; and (c) to cause the release of all monetary liens encumbering the Premises (other than real property taxes not yet delinquent) at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purposes). The matters, which are set forth in (a) through (c) of this paragraph, shall not be deemed to be Permitted Encumbrances.

Section 7. Conditions to Closing. (a) Purchaser shall not be obligated to close the purchase and sale transaction contemplated by this Agreement until all of the following conditions have been waived by Purchaser or satisfied:

(i)          Intentionally Omitted.

(ii)         The Escrow Agent shall have issued to the Company an ALTA Form B owner’s fee policy of title insurance for the Premises, insuring title to the Premises to be in the name of the Company as set forth herein, and a simultaneously issued ALTA lender’s policy of title insurance to the Company’s financial institution, if one is used, in an amount equal to the Purchase Price with respect to the owner’s policy and in an amount not in excess of the Purchase Price with respect to the lender’s policy and containing only Permitted Encumbrances and otherwise consistent with the title insurance commitment referred to in subsection 4(c) of this Agreement or, in the alternative, an irrevocable commitment for the issuance thereof showing that all requirements have been satisfied;

(iii)        Seller shall have executed and delivered to Purchaser a total of four (4) original counterparts of an amendment to the Written Declaration (the “Amendment”), which is in a form and substance substantially similar to the Amendment attached hereto as Exhibit F.

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(iv)        Seller shall have executed and delivered to Purchaser a total of four (4) original counterparts of an assignment and assumption of membership interest (the “Assignment”), which is in a form and substance substantially similar to the Assignment attached hereto as Exhibit G.

(v)         Seller shall have delivered to Purchaser certificates in form and substance satisfactory to Purchaser evidencing the insurance coverage and policies to be carried by Seller, as lessee, under the terms of the Lease Agreement naming Purchaser or Purchaser’s nominee or assigns (if any) as additional insured (other than with respect to worker’s compensation coverage);

(vi)        Seller shall have delivered to Purchaser evidence, which is reasonably satisfactory to Purchaser and the Escrow Agent, authorizing the sale of the Membership Interest by Seller and authorizing the execution, delivery and performance of the Lease Agreement by Seller;

(vii)       Seller shall have caused to be delivered to Purchaser an opinion by Seller’s counsel, to the effect that the Lease Agreement constitutes the legal, valid and binding obligation of Seller, as lessee, enforceable against Seller, as lessee, in accordance with its terms, subject to, among other things, qualifications for bankruptcy or insolvency and principles of equity, and to such other effects as Purchaser may reasonably require. The opinion, which is referenced in this Section 7(a)(viii) may be delivered by either Seller’s in-house or outside counsel;

(viii)      There shall have been no material adverse change in the financial condition of Seller from the date hereof;

(ix)         Seller shall have delivered to Purchaser a “nonforeign” certificate in form and substance reasonably satisfactory to Purchaser, or such other evidence that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 as Purchaser may reasonably require;

(x)          Seller shall have caused all Subleases existing at the Closing to be subordinated to the Lease Agreement pursuant to subordination agreements in form and substance reasonably satisfactory to Purchaser;

(xi)         All representations, warranties and covenants of Seller set forth herein shall have been true and correct in all material respects when made and Seller shall deliver to Purchaser at Closing a certificate stating that all such representations, warranties and covenants remain true and correct in all material respects at and as of the Closing;

(xii)        The Membership Interest in Company, which shall be transferred to Purchaser, free and clear of any (A) charge, claim, judgment, decree, community property interest or similar right or interest, (B) lien (statutory or otherwise), security interest, hypothecation or any other encumbrance, (C) option, pledge, right of first refusal or any other similar right, or (D) other agreement, obligation or restriction of any kind affecting the transferability or ownership of the Membership Interest.

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(xiii)       Other than with respect to tax obligations that are not yet due and payable, prior to Closing, the Company shall not have incurred outside the ordinary course if its business any obligation of any kind (whether secured or unsecured, accrued, contingent or otherwise) under any agreement or instrument to which the Company is a party or by which the Company or the Premises is otherwise bound.

(xiv)      All limited liability company fees and franchise taxes shall have been paid by Company and/or Seller including with respect to filing of annual reports, resident agents, or otherwise.

(xv)       There shall be no lien or security interest securing the payment of borrowed or purchase money encumbering the Membership Interest or any part thereof.

(xvi)      Seller shall have delivered to Purchaser such further documents as reasonably may be reasonably required in order to fully and legally close this transaction.

(b)          Seller shall not be obligated to close the purchase and sale transaction contemplated by this Agreement until all of the following conditions have been waived by Seller or satisfied:

(i)          None of the Regulatory Approvals, which were obtained by Seller pursuant to Section 4(a) of this Agreement, shall have been rescinded or terminated by the regulatory authorities issuing such Regulatory Approvals. In the event that such regulatory authorities rescind or terminate any such Regulatory Approvals, then this Agreement will terminate, the Earnest Money will be returned to Purchaser, (A) Seller shall pay the Transaction Costs that Seller is responsible for pursuant to Section 16 hereof; (B) Seller shall pay Purchaser all of Purchaser’s costs, which were actually and reasonably incurred in connection with this Agreement (including, without limitation, Purchaser’s attorneys’ fees and disbursements and Purchaser’s due diligence activities with respect to the Premises and Purchaser’s acquisition of the Membership Interest) and (C) except as otherwise set forth herein, the parties will have no further obligations to each other;

(ii)         Purchaser shall have executed and delivered to Seller a total of four (4) original counterparts of the Amendment;

(iii)        Purchaser shall have executed and delivered to Seller a total of four (4) original counterparts of the Assignment;

(iv)        Purchaser shall cause the Company, as lessor, to execute and deliver to Seller a total of five original counterparts of the Lease Agreement with respect to the Premises;

(v)         Purchaser shall have delivered to Seller a certified copy of the resolutions of the Board of Directors of the general partner of Purchaser authorizing the purchase of the Membership Interest and the execution, delivery and performance of the Lease Agreement;

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(vi)        All representations, warranties and covenants of Purchaser set forth herein shall have been true and correct in all material respects when made and Purchaser shall deliver to Seller at Closing a certificate stating all such representations, warranties and covenants remain true and correct in all material respects at and as of the Closing; and

(vii)       Purchaser shall have delivered to Seller such further documents as may reasonably be required in order to fully and legally close this transaction.

Section 8. Prorations. In view of the continuing relationship between Seller, as lessee, and the Company, as lessor, under the Lease Agreement, and the obligations of lessee, under the terms and conditions of the Lease Agreement, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs; it being the intention of Purchaser and Seller that all such costs shall be the obligation of Seller prior to Closing and the obligation of Seller, as lessee, from and after Closing as set forth in the Lease Agreement.

All obligations and liabilities of the Company attributable to days preceding the Closing Date shall be the responsibility of Seller, and all obligations and liabilities of the Company attributable to days from and after the Closing Date (including the Closing Date) shall be the responsibility of Purchaser; provided that nothing in this Section 8 shall be construed as allocating responsibilities, obligations or liabilities associated with the physical condition or environmental condition of the Premises or any improvements or buildings thereon. This Section 8 shall survive the Closing.

Section 9. Risk of Casualty Loss. From the date hereof until Closing, Seller shall continue to maintain the Premises and all other improvements in good condition and repair, subject to reasonable wear and tear, and promptly notify Purchaser of the occurrence of any event known to it which materially affects the value or utility of the Premises for its current use. Notwithstanding anything herein to the contrary, from and after the date hereof to the Closing, the Company is considered the owner of the Premises for all purposes and shall be entitled to receive all insurance proceeds and/or condemnation awards that may become payable with respect thereto. Any and all risks associated with ownership of the Premises shall be borne by Seller from the date hereof until Closing. If the Premises is substantially damaged or condemned as to a material part prior to the Closing Date and is not substantially repaired or restored on or before the Closing Date, Purchaser may, at its election, (i) terminate and cancel this Agreement in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, or (ii) proceed to Closing in which event the occurrence shall be dealt with under the terms of the Lease Agreement as if it had occurred after the commencement date of the Lease Agreement.

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Section 10. Representations of Seller. Seller represents and warrants to and covenants with Purchaser as follows:

(a)          Seller is a banking corporation duly formed, validly existing and in good standing under the laws of Ohio and the Company is a limited liability company duly formed, validly existing and in full force and effect under the laws of the State of Ohio and qualified to do business in the State of Ohio;

(b)          At Closing, Seller shall have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. At Closing, neither the entering into of this Agreement nor the consummation of the transactions described herein has or will constitute a violation or breach of any of the terms of any contract or other instrument to which Seller or Company is a party or by which any of Seller’s or the Company’s assets or property may be affected, expressly including the Lease Agreement. This Agreement and all documents executed by Seller which are to be delivered to Purchaser at or prior to the Closing are or at the time of Closing will be duly authorized, executed, and delivered by Seller, are or at the time of Closing will be legal, valid and binding obligations of Seller enforceable in accordance with their terms.

(c)          Seller owns all of the Membership Interest, which Membership Interests constitutes all of the issued and outstanding membership interests in the Company, which shall be transferred to Purchaser, free and clear of any (A) charge, claim, judgment, decree, community property interest or similar right or interest, (B) lien (statutory or otherwise), security interest, hypothecation or any other encumbrance, (C) option, pledge, right of first refusal or any other similar right, or (D) other agreement, obligation or restriction of any kind affecting the transferability or ownership of the Membership Interest. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue or sell any membership or economic interests in the Company. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business trust, or other entity.

(d)          There are not any pending, and to Seller’s actual knowledge, threatened, claims, suits, actions, demands or other proceedings against Seller, the Company, the Membership Interest (whether separately or as a part or portion of the property of Seller), or the Premises before any court or governmental, administrative or regulatory agency or other authority or arbiter, for any reason of any kind, including, but not limited to any action which may (A) restrain, enjoin, or otherwise prevent the consummation of or otherwise challenge the Closing, (B) limit the transferability of the Membership Interest in any manner whatsoever.

(e)          The Company has not and is not engaged in any business or activity other than (i) the ownership, operation and maintenance of the Premises and activities incidental thereto and (ii) one or more deposit accounts that will be terminated at Closing. The Company has not acquired any assets other than the Premises.

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(f)          A true, correct and complete copy of the Company’s Articles of Organization, including any and all amendments and modifications thereto, are attached hereto as Exhibit “A”.

(g)          A true, correct and complete copy of the Company’s Written Declaration, including any and all amendments and modifications thereto, are attached hereto as Exhibit “B”.

(h)          Other than tax obligations and liabilities that are not yet due and payable, at Closing, the Company will not have incurred any debt, liability or obligation of any kind (whether secured or unsecured, accrued, contingent or otherwise) under any agreement or instrument to which the Company is a party or by which the Company or the Premises is otherwise bound.

(i)          All limited liability company fees and franchise taxes, which are due and payable as of the date of Closing, have been paid by Company and/or Seller including with respect to filing of annual reports, resident agents, or otherwise.

(j)          To Seller’s actual knowledge, Seller has received no written notice from any governmental authority that the Premises violate any applicable laws, rules, regulations, codes, covenants or restrictions.

(k)          At Closing, the Company shall be the owner of title in fee simple to the Premises, subject only to the Permitted Encumbrances and no person has any option to purchase or first refusal rights with respect to the Premises or any part thereof, except as expressly set forth in the Lease Agreement or the Permitted Encumbrances.

(l)          There are no lien or security interest securing the payment of borrowed or purchase money encumbering the Membership Interest or any part thereof.

(m)          To Seller’s actual knowledge, Seller has received no notice from any governmental authority of any proposed condemnation of any portion of the Premises.

(n)          Seller agrees to use its reasonable efforts to satisfy all conditions set forth in Sections 4(a) and 7(a) of this Agreement on or prior to the Closing Date.

Section 11. Representations of Purchaser. Purchaser represents and warrants to and covenants with Seller as follows:

(a)          Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to acquire the Membership Interest, to enter into this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and all documents executed by Purchaser which are to be delivered to Seller at or prior to the Closing are or at the time of Closing will be duly authorized, executed, and delivered by Purchaser (or the Company in the case of the Lease Agreement), are or at the time of Closing will be legal, valid and binding obligations of Purchaser (or the Company in the case of the Lease Agreement) enforceable in accordance with their terms;

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(b)          Purchaser (A) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), (B) has no need for liquidity with respect to the Membership Interest, (C) is able to bear the economic risks of an investment in the Membership Interest for an indefinite period, and (D) is able to afford a complete loss of such investment. The persons making the decision to invest on behalf of Purchaser have such knowledge and experience in financial, real estate and business matters to enable them to utilize the information made available to them in connection with the acquisition of the Membership Interest, to evaluate the merits and risks of the prospective investment in the Membership Interest and to make an informed business decision with respect thereto.

(c)          Purchaser recognizes that an investment in the Membership Interest involves significant risks including those risks which are associated with the investment in real estate.

(d)          Purchaser understands that the Membership Interest have not been registered under the Act, in reliance upon an exemption therefrom for nonpublic offerings and understands that no documents or instruments have been filed with or reviewed by any state securities administrators because of the representations made by the Company as to the private or limited nature of the offering.

(e)          Purchaser understands that the Membership Interest are restricted securities and acknowledges that it will not sell, transfer or otherwise dispose of its Membership Interest without registration thereof under the Act and applicable state securities laws, or pursuant to an exemption therefrom.

(f)          The Membership Interest are being purchased solely for Purchaser’s own account for investment purposes only and not for the account of any other person and not for distribution, assignment or resale to others.

(g)          There are no actions, proceedings or investigations pending involving Purchaser which question the validity of this Agreement or adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Lease Agreement;

(h)          The execution, delivery and performance by Purchaser of this Agreement will not violate, or constitute a default under, any provision of Purchaser’s partnership agreement or of any agreement or other instruments to which Purchaser is a party or by which Purchaser or any of its property is bound; and

(i)          Purchaser agrees to use its reasonable efforts to satisfy all conditions set forth in subsection 7(b) of this Agreement on or prior to the Closing Date.

Section 12. Notices. All notices given or delivered under this Agreement shall be in writing and shall be validly given when sent by a courier or express service guaranteeing overnight delivery or by telecopy, with original being sent promptly as otherwise provided above, addressed as follows:

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If intended for Purchaser:

c/o United Trust Fund, Inc.
2 Alhambra Plaza
Suite 1240
Coral Gables, FL 33134
Attention:  Fred Berliner, Senior Vice President
Facsimile:  (305) 358-4002

With a copy to:

Kutak Rock LLP
The Omaha Building
1650 Farnam Street
Omaha, NE 68102
Attention:  Brian C. Eades, Esq.
Facsimile:  (402) 346-1148

If intended for Seller:

The Delaware County Bank and Trust Company

110 Riverbend Avenue

Lewis Center, Ohio 43035

Attention:  J. Daniel Mohr, Executive Vice President and Chief Financial Officer

Facsimile:  (740) 657-7511

With a copy to:

Porter Wright

41 S. High Street, 31st Floor

Columbus, Ohio 43215

Attention:  Timothy E. Grady, Esq.

Facsimile:  (614) 227-2100

or such other person or address which Seller or Purchaser shall have given upon notice as herein provided. Notices given by facsimile/telecopy shall be deemed delivered on the day such notices are sent. Notices given by any other means described herein shall be deemed delivered on the day after such notices are sent.

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Section 13. Assignment. Except as otherwise set forth in the immediately succeeding sentence, the rights and obligations of Purchaser arising under this Agreement may not be assigned without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed. The rights and obligations of Purchaser under this Agreement may be assigned to any special purpose entity formed for the sole purpose of entering into the transaction contemplated by this Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In any assignment that may be made by Purchaser of its rights and obligations under this Agreement, Purchaser shall remain primarily liable under this Agreement. Seller may not assign its rights under this Agreement.

Section 14. Earnest Money; Remedies.

(a)          The Earnest Money shall be dealt with as provided in this subsection 14(a).

(i)          Subject to the provisions of subsection 14(a)(ii) of this Agreement, if the Closing of the purchase and sale transaction contemplated by this Agreement shall fail to occur pursuant to the terms hereof for any reason, Escrow Agent shall immediately return the Earnest Money, to Purchaser;

(ii)         If Purchaser shall be obligated by the provisions of this Agreement to consummate the purchase and sale transaction contemplated by this Agreement and shall fail to do so, (A) Seller’s sole remedy against Purchaser shall be to receive the Earnest Money from Escrow Agent, as liquidated damages; and (B) the Escrow Agent shall, and is hereby authorized and instructed to, return promptly to Purchaser and Seller all documents and instruments to the parties who deposited same and deliver the Earnest Money to Seller. Purchaser and Seller acknowledge that actual damages suffered by Seller in such event will be difficult or impossible to measure and that the amount of the Earnest Money represents a good-faith estimate thereof.

(iii)        At Closing, the Earnest Money shall be paid to Seller as part of the Purchase Price.

(b)          If Seller shall be obligated by the provisions of this Agreement to consummate the purchase and sale transaction contemplated by this Agreement and shall fail to do so, in addition to a return of the Earnest Money, Purchaser shall have the remedy of specific performance.

Section 15. Brokerage Commission. Each of the parties represents and warrants to the other that neither party dealt with, negotiated through or communicated with any broker in connection with this transaction other than Continental Realty/Cushman & Wakefield, whose fees shall be paid by Seller if, as and when Closing occurs. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable counsel fees, resulting from any claims that may be made against such party by any other broker claiming a commission by, through or under the other party.

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Section 16. Transaction Costs.

(a)          Other than as set forth in Section 16(c) below, the costs of this transaction (other than fees and expenses of Purchaser’s counsel) that are incurred by Purchaser or Seller in accordance with the terms and conditions of this Agreement shall be paid at or prior to Closing by Seller whether or not the transaction closes and shall include the Appraisal, the Engineering Report, the Environmental Audit, the Survey, the Zoning Report, property transfer taxes, deed stamp taxes, recording charges, escrow fees and all other similar costs, and the fees and expenses of Seller’s counsel (collectively the “Transaction Costs”).

(b)          At Closing, Seller may elect to include any portion of or all of the Transaction Costs (collectively, the “Capitalized Costs”) in the calculation of the Purchase Price for the Membership Interest (the “Cost Election"); provided that Seller delivers written notice of such Cost Election prior to the expiration of the Due Diligence Period. Notwithstanding anything in this Agreement to the contrary, if Seller makes the Cost Election, Seller and Purchaser agree that the Basic Rent for the first year of the Lease Term, which Basic Rent is referenced on Exhibit “E” attached to this Agreement, shall be increased by an amount equal to 7.154% of the Capitalized Costs. Basic Rent shall be increased each year thereafter by 2% per year over the previous year commencing on the second year of the Lease Term.

(c)          Purchaser shall pay all title search fees, the cost of the Commitment and any premiums associated with ALTA 2006 Form policy with extended coverage and such endorsements as may be requested by Purchaser.

The terms of this Section 16 shall survive Closing or the earlier termination of this Agreement.

Section 17. Miscellaneous.

(a)          The provisions of this Agreement shall not be amended, waived or modified except by an instrument, in writing, signed by the parties hereto to be charged.

(b)          In construing this Agreement, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include every other and all genders.

(c)          All sections and descriptive headings of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.

(d)          This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument. To facilitate execution of this Agreement and any amendments thereto, the parties may execute and exchange by telephone facsimile or portable document format (PDF) counterparts of the signature pages.

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(e)          This Agreement and the exhibits hereto constitute the entire understanding between the parties with respect to the Membership Interest or the Premises.

(f)          The waiver of any party of any breach or default by any other party under any of the terms of this Agreement shall not be deemed to be, nor shall the same constitute, a waiver of any subsequent breach or default on the part of any other party.

(g)          This Agreement shall be used as instructions to the Escrow Agent, as escrow agent, which may attach hereto its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.

(h)          In connection with any litigation maintained in connection with this Agreement, the prevailing party shall collect from the non-prevailing party all costs associated with such litigation including reasonable attorney’s fees at all trial and appellate levels.

(i)          This Agreement shall be construed and enforced pursuant to the laws of the state in which the Premises are located.

(j)          Time shall be of the essence with respect to all matters contemplated by this Agreement.

(k)          All representations, warranties, covenants, agreements and obligations of the parties hereto (other than (i) Seller’s representations, warranties and covenants set forth in Section 7(b)(1), 10(a) through (i), 10(l) and 16, and (ii) a parties’ covenants, agreements and obligations set forth in Section 15 and the last paragraph of Section 5) shall, notwithstanding any investigation by any party hereto, survive Closing for a period of one (1) year, and the same shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Notices of a claim must be delivered to the other party prior to the expiration of the survival period set forth in this Section 17(k) and thereafter, no other claims may be initiated.

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Section 18. AS IS. Purchaser acknowledges and agrees that, other than expressly set forth in this Agreement, neither Seller nor any of its affiliates makes any representations or warranties, express or implied, as to the Premises (or any portion thereof). Purchaser has conducted, or will conduct, all inspections of the Premises to its full and complete satisfaction, and if Purchaser acquires the Membership Interest from Seller, Purchaser acknowledges that it will be purchasing the Membership Interest with full knowledge of any and all conditions of the Premises. Purchaser acknowledges that it is fully capable of evaluating the Premises suitability for Purchaser’s intended use. Other than as expressly set forth in this Agreement or any document to be delivered by Seller at Closing, by purchasing the Membership Interest, Purchaser agrees to accept the Premises “AS IS,” “WHERE IS” and “WITH ALL FAULTS” and subject to any condition which may exist, without representation or warranty by Seller. Purchaser hereby expressly acknowledges and agrees that (a) Purchaser has determined the status and condition of the Premises, including, without limitation, environmental conditions, environmental regulations, zoning classifications, building regulations and governmental entitlement and development requirements applicable to the Premises and Purchaser has thoroughly inspected and examined the Premises to the extent deemed necessary by Purchaser in order to enable Purchaser to evaluate the purchase of the Premises and (ii) except with respect to the representations, warranties and covenants of Seller expressly set forth in this Agreement or in the documents to be delivered at Closing, Purchaser has relied solely upon such inspections, examination and evaluation of the Premises by Purchaser in purchasing the Membership Interest on an “AS IS,” “WHERE IS” and “WITH ALL FAULTS” basis, without representations, warranties or covenants express or implied, of any kind or nature. Purchaser hereby further acknowledges and agrees that warranties of merchantability and fitness for a particular purpose are excluded from the transactions contemplated hereby, as are any warranties arising from a course of dealing or usage of trade. Except with respect to the representations, warranties and covenants of Seller expressly set forth in this Agreement or in the documents to be delivered at Closing, Purchaser acknowledges and agrees that the sale provided for herein is made without any warranty by Seller as to the nature or quality of the Premises; the development potential of the Premises; the history or activities on the Premises prior to Seller’s period of ownership; the quality of labor and/or materials included in any of the improvements; the fitness of the Premises for and/or the soil conditions existing at the Premises for any particular purpose or development potential; the presence or suspected presence of hazardous waste or substances on, about or under the Premises; or the zoning or other legal status of the Premises. Except as specifically set forth in this Agreement or the documents to be delivered by Seller at Closing, Purchaser acknowledges and agrees that no person acting on behalf of Seller is authorized to make, and by the execution hereof Purchaser hereby acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Premises, or the transactions contemplated herein, or regarding the zoning, construction, physical condition or other status of the Premises, and no representation, warranty, agreement, statement guaranty or promise, if any made by any person acting on behalf of Seller which is not contained herein shall be valid or binding upon Seller.

Notwithstanding any of the foregoing, Seller and Purchaser hereby acknowledge and agree that Purchaser is not disclaiming, releasing or agreeing to assume risk pursuant to this Section 18 with respect to any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses arising from or related to (a) any inaccuracy of the representations and warranties of Seller expressly set forth in this Agreement or the documents to be delivered by Seller at closing and (b) fraudulent activity by Seller or Seller’s agents, employees including, but not limited to, fraudulent concealment.

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NOTWITHSTANDING THE TERMS OF THIS SECTION 18, PURCHASER SHALL CONTINUE TO HAVE THE RIGHT TO ENFORCE ITS RIGHTS UNDER THE LEASE INCLUDING, BUT NOT LIMITED TO, (A) PURCHASER’S RIGHT TO CAUSE THE COMPANY TO ENFORCE SELLER’S OBLIGATIONS AS LESSEE UNDER THE LEASE TO MAINTAIN AND REPAIR THE LAND AS REQUIRED UNDER THE LEASE AND (B) PURCHASER’S RIGHT TO CAUSE THE COMPANY TO ENFORCE SELLER’S OBLIGATIONS AS LESSEE UNDER THE LEASE TO CAUSE THE PREMISES TO COMPLY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY (INCLUDING ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, ORDINANCES OR REGULATIONS).    NOTHING CONTAINED IN THIS SECTION 18 SHALL OPERATE TO LIMIT THE RIGHTS OF THE COMPANY, AS LESSOR UNDER THE LEASE, OR DIMINISH THE OBLIGATIONS OF SELLER AS LESSEE UNDER THE LEASE. MOREOVER, NOTHING IN THIS SECTION 18 SHALL BE DEEMED AS A WAIVER, AMENDMENT, MODIFICATION, RELEASE, FORBEARANCE OR TERMINATION OF ANY OF SELLER’S OBLIGATIONS AS LESSEE UNDER THE LEASE.

Section 19. Confidentiality.

(a)          Prior to Closing, all information regarding the Company or the Premises, which is not a matter of public record or otherwise in the public domain, supplied by Seller (the “Confidential Information”) shall be held in strict confidence by Purchaser; provided that, Purchaser may disclose the Confidential Information to the following parties (collectively, the “Permitted Parties”):  (i) partners, members, shareholders, directors, officers, affiliates, agents, contractors, employees and their respective successors and assigns, (ii) consultants of Purchaser, (ii) potential investors and lenders in connection with a loan, which is to be secured by the Premises (including their respective employees, consultants, attorneys and accountants), (iv)  Purchaser’s counsel and (v)  Purchaser’s accountants.  Purchaser shall inform such Permitted Parties of the confidential nature of the Confidential Information.

(b)          Notwithstanding any of the foregoing, Purchaser shall have no obligation to maintain confidentiality of (and such matters shall not be included within the definition of “Confidential Information”) the following:  (i) any information in the public domain through no fault of Purchaser or the Permitted Parties, (ii) information that is disclosed by a person where such information is not obtained in breach of any agreement with Seller, (iii) to the extent that Purchaser is required to disclose information contained in the Confidential Information in accordance with applicable law/regulations or court order, or (iv) information disclosed by Purchaser solely in connection with any law suit between Purchaser and Seller arising from this Agreement.

(c)          Upon Closing, Purchaser shall have no further obligation under this Section to not disclose the Confidential Information regarding the Company or the Premises.   Notwithstanding the foregoing, in the event that this Agreement is terminated, the Confidential Information shall remain confidential for a period of two (2) years following the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

UNITED TRUST FUND LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	United Trust Fund, Inc., a Florida
corporation, its general partner

By	/s/ Fred Berliner
Printed Name	Fred Berliner
Title	Sr. Vice President

THE DELAWARE COUNTY BANK AND TRUST COMPANY, a banking corporation chartered in the State of Ohio

By	/s/ J. Daniel Mohr
Printed Name	J. Daniel Mohr
Title	EVP & CFO

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List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to this Agreement of Purchase and Sale, dated August 28, 2015, by and between UNITED TRUST FUND LIMITED PARTNERSHIP, a Delaware limited partnership, and THE DELAWARE COUNTY BANK AND TRUST COMPANY, a banking corporation chartered in the State of Ohio, have not been provided herein:

EXHIBITS

Exhibit A – Articles of Organization

Exhibit B – Written Declaration

Exhibit C – Lease Agreement

Exhibit D – Legal Description

Exhibit E – Basic Rent

Exhibit F – Form of Amendment

Exhibit G – Form of Assignment

SCHEDULES

Schedule I – Severable Property

A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.